Exhibit 99.1

Genprex Appoints John N. Bonfiglio, PhD, to Board of Directors

Experienced Biotech Executive Brings More Than 30 Years of Pharmaceutical

and Biotechnology Experience to Genprex

AUSTIN, Texas & CAMBRIDGE, Mass.— Feb. 19, 2019— Genprex, Inc. (NASDAQ: GNPX) a clinical-stage gene therapy company developing a new approach to treating cancer based upon a novel proprietary technology platform, announced today the appointment of John N. Bonfiglio, PhD, to the company’s Board of Directors. In recent years, Dr. Bonfiglio served as President and CEO of Oragenics, Inc. and most recently as President and COO of TapImmune, Inc., where he helped lay the groundwork for a successful merger with Marker Therapeutics, Inc. in October 2018 by up-listing TapImmune to Nasdaq and starting a robust clinical program in breast and ovarian cancers. John’s more than 30 years of experience in the pharmaceutical and biotechnology industries will enable the Genprex Board and management team to draw on his expertise to help guide Genprex as it continues to grow.

“I am honored and excited to join Genprex’s Board of Directors,” Dr. Bonfiglio said. “I see tremendous potential for Genprex. In my opinion, Genprex’s clinical and pre-clinical research show that its lead drug candidate, Oncoprex™ immunogene therapy, can potentially work synergistically in combination with targeted therapies and immunotherapies to treat cancer patients outside of the population normally targeted by these cancer therapies. Clinical exploration of these areas could lead to market expansion and to new patient populations with unmet medical needs. The market potential for these new combination therapies is very attractive.”

Dr. Bonfiglio began his career as a scientist with Allergan, Inc. before moving into project and business development. Over the course of his career he has held several executive leadership positions including President and CEO at Peregrine Pharmaceuticals, Inc., Executive Vice President and COO of Cypress Bioscience, Inc., President and CEO of The Immune Response Corporation and the President and CEO of Argos Therapeutics, Inc., among others. In those positions, he has succeeded in raising capital, lowering burn rates, setting corporate strategies, controlling corporate spending and managing clinical trials. Throughout his career he has helped raise more than $150 million in capital while helping companies relist and up-list with national securities exchanges. Recently, he joined the Board of Directors of GT Biopharma, Inc., adding to his significant experience in the immuno-oncology field.

“We are excited that Dr. Bonfiglio has accepted our invitation to join our Board of Directors,” said Rodney Varner, Genprex’s Chief Executive Officer and Chairman. “His experience and expertise are impressive. His background with other biotechnology companies will provide us with extensive knowledge and resources. We believe that Dr. Bonfiglio will make a great contribution to our future success.”

Dr. Bonfiglio’s appointment to the Board is the latest high-profile addition to Genprex as the company continues to grow. In October 2018, Genprex appointed Jan Stephens, RN, as the company’s Vice President of Clinical Operations.

About Genprex, Inc.

Genprex, Inc. is a clinical stage gene therapy company developing potentially life-changing technologies for cancer patients, based upon a unique proprietary technology platform, including Genprex’s initial product candidate, Oncoprex™ immunogene therapy for non-small cell lung cancer (NSCLC). Genprex’s platform technologies are designed to administer cancer fighting genes by encapsulating them into nanoscale hollow spheres called nanovesicles, which are then administered intravenously and taken up by tumor cells where they express proteins that are missing or found in low quantities. Oncoprex has a multimodal mechanism of action whereby it interrupts cell signaling pathways that cause replication and proliferation of cancer cells, re-establishes pathways for apoptosis, or programmed cell death, in cancer cells, and modulates the immune response against cancer cells. Oncoprex has also been shown to block mechanisms that create drug resistance. Visit the company’s web site at www.genprex.com or follow Genprex on Twitter at twitter.com/genprex, Facebook at facebook.com/genprexinc and LinkedIn at linkedin.com/company/genprex.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effects of Oncoprex™, and statements regarding the synergies obtained by combining Oncoprex with targeted therapies and immunotherapies. Risks that contribute to the uncertain nature of the forward-looking statements include the extent of Oncoprex’s effect on cancer, as well as the timing and success of our clinical trials and planned clinical trials of Oncoprex and our other potential product candidates and the timing and success of obtaining FDA approval of Oncoprex and our other potential product candidates. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in our filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Genprex, Inc.
(877) 774-GNPX (4679)

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